West Corporation                        At the company:
11808 Miracle Hills Drive               Carol Padon
Omaha, NE 68154                         Investor Relations
                                        (402) 963-1500

               West Corporation Announces Acquisition of InterCall Purchases Largest Independent Company in Growing Conferencing Sector

OMAHA, NE, March 27th, 2003 - West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced the acquisition of InterCall for a net purchase price of $399.6 million in cash.

The acquisition is expected to close during the second quarter and will be funded with cash and a bank credit facility. This acquisition is subject to customary closing conditions including the approval by the stockholders of ITC Holding Company, the parent company of InterCall. Stockholders owning a majority of the voting stock of ITC Holding Company have agreed to vote in favor of the acquisition.

InterCall is a leading provider of high quality audio, web, and video conferencing solutions with a client base of over 14,000 organizations in North America, Europe and Asia. Founded in 1991 and based in Chicago, IL, InterCall is the largest independent U.S. audio conferencing provider, and currently employs approximately 1,200 people. In 2002, InterCall produced revenue of approximately $196 million and net income of approximately $30.1 million.

"This acquisition represents an important strategic move for the future of West Corporation," explained Tom Barker, President & CEO. "West has been exploring an entrance into the conferencing market for more than a year and InterCall stood out as the premium brand company that best positions West in the market. The InterCall management team shares our values and work ethic and will be an excellent overall fit within the West organization. "

In a recent industry report, Wainhouse Research noted, "Our overall results suggest that the conferencing services industry will grow from just over $3.0 billion USD in 2001 to over $5.2 billion USD in 2007, producing a compound annual growth rate of near 11.7%." In the same report, the firm also noted InterCall's position within the marketplace. "With a strong, integrated service platform, a tight focus on customer service, international depth, and financial stability, InterCall places itself among the few providers to compete for the largest accounts."(1)

"The acquisition will allow us to leverage the West Interactive call processing platform, which will enable InterCall to significantly expand its capacity quickly, while reducing future capital expenditures," commented Paul Mendlik, Chief Financial Officer of West

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Corporation. "InterCall has demonstrated strong revenue growth and consistent margins over the years. We expect this transaction to be accretive to West's earnings in 2003."

Goldman Sachs represented West Corporation in the acquisition and Wachovia Corporation is arranging the bank facility for the Company.

Conference Call
The company will hold a conference call to discuss this acquisition on March 28th at 10:00 AM Central Time. Investors may access the call by calling 1-888-412-9257 or by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.
About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the worlds largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West's integrated suite of customized solutions includes customer acquisition and retention services, direct marketing services, accounts receivable management and, with the acquisition of InterCall, worldwide teleconferencing.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 25,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to: planned expansion of operating facilities; labor market conditions; mergers, acquisitions, or joint ventures, including their execution; customer concentrations; technological innovation; and general economic conditions. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by the Company with the United States Securities and Exchange Commission (the "SEC").

(1) Davis, Andew, Beattie, Marc, Nilseen, Andrew. (2002), "Rich Media Conferencing 2002; The Services Industry, Volume 3", Wainhouse Research pp. 10, 86

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